As filed with the Securities and Exchange Commission on July 20, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TELECOMMUNICATION SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Maryland	52-1526369
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

275 West Street
Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)
TELECOMMUNICATION SYSTEMS, INC.
FIFTH AMENDED AND RESTATED 1997 STOCK INCENTIVE PLAN
(Full title of plan)
275 West Street
Annapolis, Maryland 21401
(410) 263-7616
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
Maurice B. Tosé
President, Chief Executive Officer and Chairman of the Board
TeleCommunication Systems, Inc.
275 West Street
Annapolis, Maryland 21401
(410) 263-7616
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
Copies to:
Wm. David Chalk, Esq.
DLA Piper US LLP
6225 Smith Avenue
Baltimore, Maryland 21209-3600
(410) 580-4120
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
	to be	Price Per	Offering	Registration
Title of Securities to be Registered	Registered	Share	Price	Fee
Class A Common Stock, par value $0.01 per share	5,000,000(1)(2)	$4.84(3)	$24,200,000	$742.94(3)

(1)	An aggregate of 25,904,110 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) may be offered or issued pursuant to the TeleCommunication Systems, Inc. Fifth Amended and Restated 1997 Stock Incentive Plan (the “Stock Incentive Plan”), 5,000,000 of which were previously registered on Form S-8 (File No. 333-118610), 4,000,000 of which were previously registered on Form S-8 (File No. 333-107466), 3,000,000 of which were previously registered on Form S-8 (File No. 333-66676), 5,591,004 of which were previously registered on Form S-8 (File No. 333-48026), and 5,000,000 of which are registered on this Form S-8. The remaining 3,313,106 shares were issued pursuant to option grants occurring prior to the initial public offering of TeleCommunication Systems, Inc. (the “Company” or the “Registrant”).

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Class A Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions pursuant to the Fifth Amended and Restated 1997 Stock Incentive Plan.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of TeleCommunication Systems, Inc. Class A Common Stock reported on The NASDAQ Global Market on July 13, 2007 (i.e., $4.97 and $4.70). Pursuant to General Instruction E of Form S-8, the registration fee is calculated with respect to the additional securities registered on this Form S-8 only.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Securities and Exchange Commission (the “Commission”) Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Registrant hereby incorporates, or will be deemed to have incorporated, herein by reference the following documents:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (No. 000-30821) filed with the Commission on March 13, 2007 pursuant to Section 13 of the Exchange Act;

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission subsequent to July 19, 2007;

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above;

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (No. 000-30821) filed with the Commission on June 19, 2000 and including any other amendments or reports filed for the purpose of updating such description;

(e)	The Registrant’s Registration Statements on Form S-8 filed with the Commission on October 16, 2000 (File No. 333-48026), August 3, 2001 (File No. 333-66676), July 30, 2003 (File No. 333-10746), and August 27, 2004 (File No. 118610) with respect to securities offered pursuant to the Company’s Fifth Amended and Restated 1997 Stock Incentive Plan; and

(f)	The Registrant’s Proxy Statement on Schedule 14A (No. 000-30821) filed with the Commission on April 30, 2007 pursuant to Section 14a of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.
Item 6. Indemnification of Directors and Officers.
     Section 2-418 of the Maryland General Corporation Law permits indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to limitations. The Registrant’s bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 2-418, including circumstances in which indemnification is otherwise discretionary. Section 2-418 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions. Accordingly, the Registrant has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.
     The Registrant is a defendant in litigation filed against it relating to its initial public offering. The Registrant’s officers and directors may seek indemnification from the Registrant in connection with this lawsuit. The Registrant is not aware of any other litigation or threatened litigation that may result in claims for indemnification by any officer or director.
     The Registrant has entered into an Indemnification Agreement with each of its directors and officers. Pursuant to such agreements, the Registrant will be obligated, to the extent permitted by applicable law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred.
Item 7. Exemption from Registration Claimed
     Not applicable.

Item 8. Exhibits.

EXHIBIT
NUMBER	DESCRIPTION

4.1	Amended and Restated Articles of Incorporation. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

4.2	Second Amended and Restated By-Laws. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

5.1	Opinion of DLA Piper US LLP. (Filed herewith)

23.1	Consent of Counsel. (Contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP (Baltimore, Maryland). (Filed herewith)

24.1	Power of Attorney. (Filed herewith)

99.1	TeleCommunication Systems, Inc. Fifth Amended and Restated 1997 Stock Incentive Plan. (Incorporated by reference to Appendix A to the Company’s definitive proxy statement for its 2007 Annual Meeting of stockholders as filed with the Commission on April 30, 2007 (No. 000-30821))
Item 9. Undertakings
1.	The undersigned Registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
Provided, however, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.
(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnity provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland, on the 19th day of July, 2007.

TELECOMMUNICATION SYSTEMS, INC.
By:	/s/ Maurice B. Tosé
Maurice B. Tosé
Chief Executive Officer, President and Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Maurice B. Tosé Maurice B. Tosé	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	July 19, 2007

/s/ Thomas M. Brandt, Jr. Thomas M. Brandt, Jr.	Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	July 19, 2007
     A majority of the Board of Directors (James M. Bethmann, Clyde A. Heintzelman, Richard A. Kozak, Weldon H. Latham, Byron F. Marchant, and Maurice B. Tosé).

Date: July 19, 2007	By:	/s/ Thomas M. Brandt, Jr.
Thomas M. Brandt, Jr., Attorney-In-Fact

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

4.1	Amended and Restated Articles of Incorporation. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

4.2	Second Amended and Restated By-Laws. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

5.1	Opinion of DLA Piper US LLP. (Filed herewith)

23.1	Consent of Counsel. (Contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP (Baltimore, Maryland). (Filed herewith)

24.1	Power of Attorney. (Filed herewith)

99.1	TeleCommunication Systems, Inc. Fifth Amended and Restated 1997 Stock Incentive Plan. (Incorporated by reference to Appendix A to the Company’s definitive proxy statement for its 2007 Annual Meeting of stockholders as filed with the Commission on April 30, 2007 (No. 000-30821))